Media Contacts: Alexis Dominguez mediarelations@amerantbank.com Investors: Laura Rossi InvestorRelations@amerantbank.com (305) 460-8728 AMERANT BANCORP ANNOUNCES APPOINTMENT OF TWO NEW BOARD MEMBERS CORAL GABLES, FL (June 24, 2025) – Amerant Bancorp Inc. (NYSE: AMTB) ("Amerant" or "the Company") and its subsidiary, Amerant Bank, N.A. (the “Bank”), today announced the appointment of two accomplished executives, Patricia “Patty" Morrison and Jack Kopnisky, to the Board of Directors of the Company and the Bank. Their addition reflects the Company’s continued commitment to strategic growth and further strengthening of the Board of Directors and executive management. “We are delighted to welcome both Patty and Jack to our Board of Directors,” said Jerry Plush, Chairman and CEO of Amerant and the Bank. “Patty’s deep technology leadership and extensive board expertise, paired with Jack’s enviable experience in leading high performing publicly traded financial services organizations, will be invaluable as we continue to grow and evolve Amerant into Florida’s bank of choice. Their insights and guidance will help us achieve our ongoing commitment to delivering long-term value to our customers, shareholders, and communities.” Patricia “Patty” Morrison is a highly respected information technology executive with a track record of success across multiple Fortune 500 companies. As a former Chief Information Officer of Cardinal Health, she led global technology operations and customer support functions. Her previous leadership roles at Motorola, Office Depot, PepsiCo, and GE reflect her deep expertise in cybersecurity, digital transformation, and large-scale IT execution. With extensive experience serving on the boards of prominent public companies, Patty brings a wealth of knowledge and experience in technology and governance that will support Amerant’s innovation and digital transformation. She is currently a member of the Board of Directors of Baxter International Inc. (NYSE: BAX) where she also serves on the Audit and Nominating, Corporate Governance and Public Policy Committees.

Jack Kopnisky brings more than 40 years of financial services industry leadership experience, having served in senior executive leadership roles at small to midsize banks and financial services companies. Most recently, he was Executive Chairman of Webster Financial Corporation (NYSE: WBS) and Webster Bank, having previously served as CEO of Sterling Bancorp prior to the merger of Sterling with Webster. He also has extensive banking experience from prior leadership roles at Key Bank and Society. His proven expertise in strategy and execution adds additional banking and governance expertise to the Board. In addition to Morrison and Kopnisky, Amerant recently added senior leaders Lisa Lutoff-Perlo and Odilon Almeida Júnior to the Board of Directors in January of 2025. All of these recent additions reflect Amerant’s commitment to build upon its current board and execute on effective director succession planning. ### About Amerant Bancorp Inc. Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., and Amerant Mortgage, LLC. The Company provides individuals and businesses with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is headquartered in Florida and operates 20 banking centers – 19 in South Florida and 1 in Tampa, FL. For more information, visit http://www.investor.amerantbank.com.